Exhibit 10.4

May 19, 2023

Michele Korfin

Chief Operating and Chief Commercial Officer
116 Huntington Avenue, 7th Floor

Boston, MA 02116

Re: Retention Bonus and Special Transaction Bonus

Dear Michele:

Retention Bonus

In recognition of the critical role you have played with Gamida Cell Inc. (the “Company”) and will continue to play, we are pleased to offer you a special retention bonus of One Hundred Ninety-Two Thousand Two Hundred Eighty Dollars ($192,280.00), less applicable withholdings (the “Retention Bonus”). The Company agrees to advance you the Retention Bonus, prior to it being earned, within the next regularly scheduled payroll cycle after May 31, 2023.

To earn the Retention Bonus, you must remain continuously employed by the Company or an Acquirer (as defined herein) in good standing through the earlier of (a) the date the Company or an Acquirer terminates your employment without Cause (as defined herein) or (b) January 30, 2024.

Should any of the foregoing conditions not be met and you fail to earn the Retention Bonus, you agree to repay the gross amount of the entire Retention Bonus to the Company within ten (10) days after written demand from the Company. The Company may recover its attorneys’ fees and costs if you fail to timely repay the Retention Bonus, if applicable. You will not be eligible to earn any portion of the Retention Bonus if your employment terminates for any reason prior to the date the Retention Bonus is earned, excluding the Company or an Acquirer terminating your employment without Cause.

For purposes of this letter, “Cause” for termination will mean: (a) your commission of any felony or crime involving dishonesty; (b) your participation in any fraud against the Company or an Acquirer; (c) material breach of your duties to the Company or an Acquirer; (d) your persistent unsatisfactory performance of job duties after written notice from the your supervisor or manager and a reasonable opportunity to cure (if deemed curable); (e) your intentional damage to any property of the Company or an Acquirer; (f) your misconduct, or other violation of Company or Acquirer policy that causes harm; (g) your breach of any written agreement with the Company or an Acquirer; or (h) conduct by you which in the good faith and reasonable determination of the Company or an Acquirer demonstrates gross unfitness to serve.

For purposes of this letter, an “Acquirer” shall mean the acquiring company in any Merger/Sale, as such term is defined under the Company’s 2017 Share Incentive Plan (as amended).

Special Transaction Bonus

In addition, in recognition of the critical role you will play in the Company’s efforts to consummate either (x) an exclusive license agreement with a third party to commercialize Omisirge® (omidubicel-onlv), or (y) a Merger/Sale (as such term is defined under the Company’s 2017 Share Incentive Plan (as amended)) (each of (x) and (y), a “Corporate Transaction”), we are pleased to offer you the opportunity to earn a special transaction bonus of One Hundred Ninety-Two Thousand Two Hundred Eighty Dollars ($192,280.00), less applicable withholdings (the “Special Transaction Bonus”).

Therefore, if you are employed by the Company in good standing on the date the Company or its affiliate, Gamida Cell Ltd., closes a Corporate Transaction (the “Closing Date”), then within 60 days after the Closing Date, the Company or the Acquirer (if applicable) will pay you the Special Transaction Bonus. For the avoidance of doubt, if you resign from the Company or are terminated by the Company for Cause, in each case prior to the Closing Date, then you will not be eligible to receive, and will not be paid, any portion of the Special Transaction Bonus.

Please note that this letter relates only to the terms and conditions under which the Retention Bonus and Special Transaction Bonus may become earned and payable to you and does not constitute a guarantee of employment for any specified period of time or modify any other aspects of your employment terms and conditions, including your at-will employment. This Retention Bonus and Special Transaction Bonus shall not affect any other bonuses for which you are eligible.

Thank you again for your hard work and for continuing to make Gamida Cell a successful company.

Sincerely,

Gamida Cell Inc.

By:	/s/ Abigail Jenkins
Abigail Jenkins
President & Chief Executive Officer

By my signature below, I accept all the terms of the Retention Bonus and Special Transaction Bonus offer set forth herein.

/s/ Michele Korfin
Michele Korfin

5/20/2023

Date